Exhibit (j)

Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway, New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of The Lazard Funds, Inc. Post-Effective Amendment No. 53 to Registration Statement on Form N-1A of our report dated March 1, 2010 relating to the financial statements and financial highlights of The Lazard Funds, Inc. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

ANCHIN, BLOCK & ANCHIN LLP

April 8, 2010